EXHIBIT 99.1

For Information
James R. Edwards
303-837-2444

FOR IMMEDIATE RELEASE

SM ENERGY NAMES JAVAN D. OTTOSON PRESIDENT

DENVER, CO October 4, 2012 - SM Energy Company (NYSE: SM) announces that its Board of Directors has promoted Javan D. Ottoson, age 54, to President of the Company. Mr. Ottoson will continue to serve as the Company's Chief Operating Officer, a position he has held since December 2006. Anthony J. Best, formerly President, will continue to serve as the Company's Chief Executive Officer and as a member of its Board of Directors.

Mr. Best said, “Jay's promotion recognizes his many contributions to SM Energy's success as we've significantly grown our production and expanded our exploration programs during the past several years. It has been my pleasure to have worked with Jay for more than 25 years as a result of our overlapping careers at SM Energy, ARCO and Unocal/Pure Resources, and going forward, Jay and I will continue to work closely as we execute our plans for growth and future success.”

Mr. Ottoson joined the Company in December 2006 as Executive Vice President and Chief Operating Officer. Prior to joining the Company, Mr. Ottoson held various management and operational positions with ARCO and Unocal/Pure Resources, including president and resident manager of ARCO China and commercial director of ARCO's U.K. North Sea operations. Mr. Ottoson has over thirty years of experience in the energy industry. Mr. Ottoson graduated from the Colorado School of Mines in 1980 with a bachelor of science degree in chemical and petroleum refining engineering.

ABOUT THE COMPANY

SM Energy Company is an independent energy company engaged in the acquisition, exploration, development, and production of crude oil, natural gas, and natural gas liquids in onshore North America. SM Energy routinely posts important information about the Company on its website. For more information about SM Energy, please visit its website at www.sm‑energy.com.